Exhibit 99.1
Martha Stewart Living Omnimedia Announces Election of William A. Roskin to the Board of Directors
NEW YORK, October 15, 2008 — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced that its Board of Directors has elected William A. Roskin as an additional member of the Board of Directors.
Mr. Roskin, an attorney, was formerly Executive Vice President, Human Resources and Administration at Viacom before its 2006 split into two separate companies, developing and implementing the company’s human resources and labor relations policies and programs. He continues to serve Viacom as Senior Advisor.
MSLO Executive Chairman Charles Koppelman stated: “Bill is a welcome addition as a fresh, independent voice on our Board. He has worked with a variety of leading media, advertising and consumer businesses, and brings to the table a sharp legal mind as well as an understanding that at a company like MSLO our employees are our greatest asset. We are pleased to be working with him as we continue to grow the company and build value for stockholders.”
Before joining Viacom, Mr. Roskin was Senior Vice President, Human Resources at Coleco Industries, Inc. from 1986 to 1988. Prior to that, he spent 10 years with Warner Communications Inc., where he held several executive positions in labor relations, including Vice President. From 1971 to 1976, Mr. Roskin was General Counsel to the City of New York’s Department of Personnel and City Civil Service Commission. He launched his legal career at RCA Global Communications, where he was Attorney and Senior Attorney from 1968 to 1971.
“I’m delighted to be joining MSLO’s Board. I look forward to working with Martha Stewart, Charles Koppelman and the other distinguished members of the Board, as well as the talented management team to help grow the company in the years ahead,” said Mr. Roskin.
Mr. Roskin serves as a member of the Board of Directors of Media & Entertainment Holdings, Inc. (AMEX: TVH), and as a member of the Board of Directors of ION Media Networks, Inc. and Ritz Interactive, Inc., both of which are privately held. At each of these companies he is Chairman of the compensation committee and a member of the audit committee.
MSLO’s board is now comprised of six members. In addition to Mr. Koppelman and Mr. Roskin, directors include Michael Goldstein, Lead Director and former Chairman of the Board and Chief Executive Officer of Toys “R” Us, Inc.; Charlotte Beers, former Chairman of the Board of Directors of J. Walter Thompson Worldwide; Rick Boyko, Managing Director of VCU Brandcenter; and Todd Slotkin, former Managing Director and co-head of Natixis Capital Markets Leverage Finance business.
About Martha Stewart Living Omnimedia, Inc.
Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Publishing segment encompasses four magazines, including the company’s flagship publication, Martha Stewart Living, periodic special issues and books. The marthastewart.com website provides consumers with instant access to MSLO’s multimedia library, search and find capabilities, recipes, online workshops, community and personalization, as well as wedding-planning tools powered by WeddingWire. The Broadcasting segment produces such programming as the Emmy-winning daily, nationally syndicated television series, “The Martha Stewart Show,” and Martha Stewart Living Radio, channel 112 on SIRIUS Satellite Radio. In addition to its media properties, MSLO offers high-quality Martha Stewart products through licensing agreements with carefully selected companies, including the Martha Stewart Collection exclusively at Macy’s, Martha Stewart Everyday at Kmart, Martha Stewart Crafts with EK Success, Martha Stewart for 1-800-Flowers.com and a co-branded food line with Costco. In April 2008, Emeril Lagasse joined the

Martha Stewart family of brands; MSLO acquired the assets related to Lagasse’s media and merchandising business, including television programming, cookbooks, and emerils.com website and his licensed kitchen and food products. For additional information about MSLO, visit www.marthastewart.com.
/CONTACT: Katherine Nash, Corporate Communications, +1-212-827-8722 or knash@marthastewart.com. /